As filed with the Securities and Exchange Commission on June 8, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KCAP Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5951150
(State or Other Jurisdiction	(IRS Employer
of Incorporation)	Identification No.)

295 Madison Avenue, 6th Floor New York, NY (Address of Principal Executive Offices)	10017 (Zip Code)

KCAP Financial, Inc. 2017 Equity Incentive Plan

KCAP Financial, Inc. 2017 Non-Employee Director Plan

(Full title of the Plans)

Dayl W. Pearson

President and Chief Executive Officer

KCAP Financial, Inc.

295 Madison Avenue, 6th Floor

New York, NY 10017

(name and address of agent for service)

(212) 455-8300

(Telephone number, including area code, of agent for service)

Copy to:

Harry S. Pangas, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W.

Washington, D.C. 20001

(202) 383-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock, par value $0.01 per share	930,171(2)	$3.38	$3,143,978	$364.39
Common Stock, par value $0.01 per share	69,000(3)	$3.38	$233,220	$27.03

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock that may be issued under the plans referenced below as a result of stock splits, stock dividends or similar transactions.
(2)	Represents common stock issuable under the KCAP Financial, Inc. 2017 Equity Incentive Plan.
(3)	Represents common stock issuable under the KCAP Financial, Inc. 2017 Non-Employee Director Plan.
(4)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act, based upon the average of the high ($3.40) and low ($3.35) sales prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on June 6, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participants in the KCAP Financial, Inc. 2017 Incentive Plan and the KCAP Financial, Inc. 2017 Non-Employee Director Plan as specified by Rule 428(b)(1) under the Securities Act, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. KCAP Financial, Inc. (the “Company,” “us” or “we”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in that file. These documents and the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Commission on March 9, 2017;

(2)	The Company’s Quarterly Report on Form 10-Q, as filed with the Commission on May 4, 2017;

(3)	The Company’s Current Report on Form 8-K, as filed with the Commission on May 8, 2017; and

(4)	The description of the Common Stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission pursuant to Section 12(b) of the Exchange Act on December 4, 2006, including any further amendment or report filed hereafter for the purpose of updating such description.

Each document filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

The Registrant’s certificate of incorporation provides that its directors shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.  In addition, the Registrant’s certificate of incorporation provides that it shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

The Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.  In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Item 7.     Exemption From Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit No.	Description

4.1	Form of Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit (a) to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 filed on October 6, 2006 (File No. 333-136714)).

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 1, 2012 (File No. 814-00735)).

*4.3	KCAP Financial, Inc. 2017 Equity Incentive Plan.

*4.4	KCAP Financial, Inc. 2017 Non-Employee Director Plan.

*5.1	Opinion of Eversheds Sutherland (US) LLP as to the validity of the securities being registered.

*23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to the report dated March 9, 2017, relating to KCAP Financial, Inc.

*23.2	Consent of Ernst & Young LLP, Independent Auditors, with respect to the report dated March 9, 2017, relating to the Asset Manager Affiliates.

*23.3	Consent of Ernst & Young LLP, Independent Auditors, with respect to the report dated March 9, 2017, relating to Katonah 2007-I CLO.

*23.4	Consent of Eversheds Sutherland (US) LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (set forth in the signature page contained in Part II of this registration statement).

____________________________

*	Filed herewith.

Item 9.     Undertakings.

           (a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of June, 2017.

KCAP FINANCIAL, INC.

By:	/s/ Dayl W. Pearson
Name: Dayl W. Pearson
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dayl W. Pearson and Edward U. Gilpin, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 8, 2017.

Signature	Title

/s/ Dayl W. Pearson Dayl W. Pearson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Edward U. Gilpin Edward U. Gilpin	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/ Christopher Lacovara Christopher Lacovara	Director

/s/ C. Michael Jacobi C. Michael Jacobi	Director

/s/ Dean C. Kehler Dean C. Kehler	Director

/s/ Albert G. Pastino Albert G. Pastino	Director

/s/ C. Turney Stevens C. Turney Stevens	Director

/s/ John A. Ward, III John A. Ward	Director